VAN BUREN, ARKANSAS    July 22, 2010

USA Truck, Inc. (NASDAQ: USAK) today announced base revenue of $94.9 million for the quarter ended June 30, 2010, an increase of 16.8% from $81.2 million for the same quarter of 2009.  Net income was $0.9 million for the quarter ended June 30, 2010, compared to a net loss of $1.1 million for the same quarter of 2009.  Diluted earnings per share were $0.09 for the quarter ended June 30, 2010, compared to a loss per share of $0.11 for the same quarter of 2009.  During the quarter, we entered into, and subsequently sold, a fuel hedge contract which resulted in a reduction of fuel expense on a pre-tax basis of approximately $1.2 million and on a net of tax basis of approximately $0.7 million or $0.07 per share.

Base revenue increased 12.2% to $184.1 million for the six months ended June 30, 2010 from $164.1 million for the same period of 2009.  We incurred a net loss of $2.1 million for the six months ended June 30, 2010, compared to a net loss of $3.0 million for the same period of 2009.  For the six months ended June 30, 2010, we incurred a loss per share of $0.20 compared to a loss per share of $0.30 for the same period of 2009.

In comparing the financial results of the quarter ended June 30, 2010 to the comparable period of 2009, Clifton R. Beckham, President and CEO of the Company, made the following statement:

“We made solid year-over-year progress this quarter and dramatically improved our performance sequentially from the first quarter this year.  Through disciplined execution of our long-term strategic plan, VEVA (Vision for Economic Value Added), and aided by an improving operating environment and the sale of a fuel contract, we achieved our near-term goal of returning to profitability by the second quarter 2010.

“Our employees, particularly our professional drivers, have faced many challenges over the past two years, and we are deeply proud of the work ethic and resilience they have displayed in our return to profitability.  Through their efforts, we posted year-over-year improvements in practically every area of our operations including miles per tractor per week (+4.3%), Trucking base revenue per total mile (+6.1%), Spider Web lane compliance (+12.0 percentage points), empty mile factor (down 11.3%), insurance and claims expense (down 100 basis points), Strategic Capacity Solutions base revenue (+171.2%) and Intermodal base revenue (+53.8%).

 “Though improved year-over-year, our tractor utilization (miles per tractor per week) remains below our expectations.  The single largest contributor to our utilization shortfall was our unmanned tractor count (6.5% of the fleet during the quarter) resulting from a substantially tighter market for hiring qualified drivers.  Also hampering utilization were an overall lack of lane density that often positioned our tractors in the wrong markets, and excessive freight volumes in the Northeast U.S. where maintaining high tractor utilization is inherently difficult.  Between enhancing our recruiting and retention efforts and continuing to build Spider Web lane compliance, we expect continued utilization improvement if the freight markets maintain an upward trend.

“Our tractors and trailers are still young by industry standards (2.4 and 5.4 years, respectively), but have higher mileage than we prefer.  The result is our maintenance costs per mile increased by approximately 100 basis points year-over-year.  Also, after several years of improving fuel economy, we are now experiencing year-over-year declines due to the higher mileage on this equipment.

“While our Trucking base revenue per mile has steadily improved over the past few years, we are still below the targets we have established for our freight network.  Several years of declining industry freight prices have taken their toll.  We do not believe we are being adequately compensated for our services, particularly in the face of higher operating costs (tractor and trailer prices, toll charges, taxes, health insurance, etc.).

“Moving forward, we intend to remain disciplined in the execution of our VEVA plan.  We will not be distracted by the pursuit of short-term, but unsustainable, profits when such an extraordinary opportunity lies before us to build a model we believe is capable of producing superior long-term returns for our shareholders.  As such, our priorities for the remainder of 2010 are as follows:

•
Continue to build our Spider Web freight network.  During the quarter, Spider Web freight network lanes, on average, yielded approximately $0.30 more in rate per loaded mile than our legacy network lanes.  Only 45.8% of our freight moved in Spider Web lanes during the quarter (compared to 33.8% in the second quarter 2009).

•
Improve tractor utilization.  We are already working on specific plans to improve our tractor utilization by deploying more of our unmanned tractors into service, by redirecting our capacity away from the congested Northeast U.S. and by building Spider Web lane density.  We expect these efforts will provide our customers with additional capacity where they need it most.

•
Reduce maintenance costs by lowering the fleet age.  Between July and October 2010, we plan to place in-service approximately 285 new tractors (with pre-2010 emission engines) that were purchased, and included on our balance sheet, during the first half of this year.  We also intend to purchase an additional 300-500 new tractors to be placed in-service between November 2010 and May 2011.  Each of these new tractors will be offset by the corresponding sale of an old truck from our active fleet.  The net result will be zero fleet growth, but a declining average age of tractors.  We expect the reduced age to have a positive effect on our maintenance costs in 2011, though maintenance costs will likely climb sequentially over the next few quarters.  Despite the capital expenditures this undertaking requires, we expect to produce positive free cash flow (net cash flow from operations less net cash used in investing activities) over the next twelve months (even at a very modest level of profitability).

•
Increase freight network yield.  We are reviewing the lowest yielding lanes within our freight network and taking proactive steps to improve their pricing and operational characteristics in order to achieve an acceptable level of profitability.  We expect to continue this yield management activity until we are generating acceptable rates of return on our invested capital.

•
Continue growing our asset-light business.  Finally, we expect continued aggressive, but controlled and profitable, growth within our Strategic Capacity Solutions and Intermodal operating segments.  In a tightening capacity environment, we believe it is essential to offer our customers flexible sources of capacity to fulfill their transportation needs.  During the quarter, base revenue from our asset-light services more than doubled (+128.5%), and was a much more significant part of our business at 11.9% of our total base revenue compared to just 6.1% in the second quarter of 2009.

“These priorities reflect our outlook for industry conditions, which are presently characterized by a considerable shortage of capacity.  This tight capacity environment has been growing steadily tighter since mid-February when we believe freight demand experienced a systemic improvement as businesses began to restock inventory in response to unsustainably low inventory levels.  However, stubbornly low inventory-to-sales ratios suggest that such buying is merely replenishing sales and not rebuilding inventory levels.  So, although we do not describe today’s freight volumes as robust, they are substantially better than 2009 levels.  We believe this incremental improvement has revealed the dramatic exodus of trucking capacity over the past several years.  The result is a tight capacity environment that we expect may only grow tighter when the world economy returns to normal growth rates and when new government regulations (such as the Department of Transportation’s Comprehensive Safety Analysis 2010, a wide-ranging performance based safety initiative) reduce the number of employable truck drivers.  We believe those eventualities coupled with long-term demographic trends reducing the population of qualified truck drivers and lack of Class 8 tractor builds over the past few years will converge to create an extended period of tight capacity in the industry.”

USA Truck, Inc.

The following table summarizes the results of operations information of USA Truck, Inc. (“Company”) for the three-month and six-month periods indicated:

	(in thousands, except per share data)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenue:
Trucking revenue (1)	$83,620	$76,291	$164,310	$154,871
Strategic Capacity Solutions revenue (2)	8,502	3,135	14,713	5,790
Intermodal revenue (2)	2,760	1,794	5,085	3,400
Base revenue	94,882	81,220	184,108	164,061
Fuel surcharge revenue	18,791	11,164	35,198	21,820
Total revenue	113,673	92,384	219,306	185,881

Operating expenses and costs:
Salaries, wages and employee benefits	32,082	30,984	65,309	63,748
Fuel and fuel taxes	27,217	21,562	55,612	42,398
Purchased transportation	18,995	10,556	34,600	20,203
Depreciation and amortization	12,135	12,191	24,634	24,740
Operations and maintenance	8,304	6,183	15,968	13,612
Insurance and claims	5,525	5,555	11,596	11,192
Operating taxes and licenses	1,411	1,455	2,804	3,058
Communications and utilities	1,019	949	1,965	1,955
Gain on disposal of revenue equipment, net	(36)	(20)	(43)	(1)
Other	3,983	3,565	7,322	7,205
Total operating expenses and costs	110,635	92,980	219,767	188,110
Operating income (loss)	3,038	(596)	(461)	(2,229)
Other expenses (income):
Interest expense	944	726	1,713	1,606
Other, net	127	(16)	178	(35)
Total other expenses, net	1,071	710	1,891	1,571
Income (loss) before income taxes	1,967	(1,306)	(2,352)	(3,800)
Income tax expense (benefit)	1,067	(158)	(256)	(772)

Net income (loss)	$900	$(1,148)	$(2,096)	$(3,028)

Per share information:
Average shares outstanding (Basic)	10,293	10,230	10,287	10,222
Basic earnings (loss) per share	$0.09	$(0.11)	$(0.20)	$(0.30)

Average shares outstanding (Diluted)	10,405	10,230	10,287	10,222
Diluted earnings (loss) per share	$0.09	$(0.11)	$(0.20)	$(0.30)

The following table includes key Trucking operating statistics for the three-month and six-month periods indicated:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Total miles (in thousands) (3)	60,624	58,705	122,105	120,322
Empty mile factor	9.6%	10.8%	9.9%	11.2%
Weighted average number of tractors (4)	2,331	2,354	2,338	2,370
Average miles per tractor per period	26,008	24,938	52,226	50,769
Average miles per tractor per week	2,001	1,918	2,020	1,963
Average miles per trip (5)(6)	539	599	557	628
Base Trucking revenue per tractor per week(6)	$2,759	$2,493	$2,718	$2,527
Number of tractors at end of period (4)	2,331	2,325	2,331	2,325
Operating ratio (7)	96.8%	100.7%	100.3%	101.4%

(1)	Trucking revenue includes base revenue generated from our General Freight and Dedicated Freight service offerings.
(2)
We previously included the results of our brokerage and Container-on-Flat-Car rail intermodal service offerings in Strategic Capacity Solutions.  Our Trailer-on-Flat-Car rail intermodal service offering was previously included in our Trucking operating segment.  Container-on-Flat-Car rail intermodal and Trailer-on-Flat-Car rail Intermodal are now combined and reported as Intermodal and brokerage is now reported as Strategic Capacity Solutions.  Strategic Capacity Solutions and Intermodal are reported as separate operating segments.

(3)           Total miles include both loaded and empty miles.
(4)           Tractors include Company-operated tractors in service plus owner-operator tractors.
(5)           Average miles per trip is based upon loaded miles divided by the number of Trucking shipments.
(6)
Because of the reclassification mentioned in footnote 2 above, previously reported amounts for average miles per trip and base Trucking revenue per tractor per week have been recalculated excluding Trailer-on-Flat-Car rail intermodal from Trucking.

(7)	Operating ratio is based upon total operating expenses, net of fuel surcharge, as a percentage of base revenue.

Selected Balance Sheet and other financial information:
	(in thousands, except percentage data)
	June 30,	December 31,
	2010	2009
Total assets	$338,917	$330,700
Total equity	138,585	140,546
Total debt, including current maturities	109,615	103,592
Cash and cash equivalents	3,021	797
Total debt, less cash, to total capitalization ratio	42.9%	42.1%

	(in thousands)
	Six Months Ended June 30,
	2010	2009
Net cash provided by operating activities	$24,911	$21,634
Capital expenditures, net	27,825	12,918

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as “expects,” “estimates,” “anticipates,” “projects,” “believes,” “plans,” “intends,” “may,” “will,” “should,” “could,” “potential,” “continue,” “future,” and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.  In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur.

All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

USA Truck is a dry van truckload carrier transporting general commodities via our General Freight and Dedicated Freight service offerings.  We transport commodities throughout the continental United States and into and out of portions of Canada.  We also transport general commodities into and out of Mexico by allowing through-trailer service from our terminal in Laredo, Texas.  Our Strategic Capacity Solutions and Intermodal operating segments provide customized transportation solutions using our technology and multiple modes of transportation including our assets and the assets of our partner carriers.

This press release and related information will be available to interested parties at our web site, http://www.usa-truck.com under the “News Releases” tab of the “Investors” menu.

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Contact: CLIFF BECKHAM, President and Chief Executive Officer - (479) 471-2633